Exhibit 2

               PSB MUTUAL HOLDING COMPANY
                PENNSYLVANIA SAVINGS BANK
               Philadelphia, Pennsylvania

 PLAN OF CONVERSION FROM MUTUAL HOLDING COMPANY TO STOCK
HOLDING COMPANY AND AGREEMENT AND PLAN OF REORGANIZATION


I.General

      For purposes of this section, all capitalized terms have the meanings ascribed to them in Section II unless otherwise defined herein.

      PSB Mutual Holding Company, Philadelphia, Pennsylvania ("MHC") was formed on October 20, 1995 to act as the Pennsylvania-chartered mutual holding company for Pennsylvania Savings Bank, Philadelphia, Pennsylvania ("Savings Bank"), a Pennsylvania-chartered capital stock savings bank. As of the date hereof, the MHC beneficially and of record owns 615,250 shares of common stock, par value $1.00 per share, of the Savings Bank ("Savings Bank Common Stock"), representing approximately
51.5 % of the outstanding voting stock of the Savings Bank and the remaining 579,390 shares of Savings Bank Common Stock, or 48.5%, are owned by persons other than the MHC ("Public Shareholders").

      This Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization (the "Plan") provides for the conversion of the MHC to the stock form of organization and the reorganization of the Savings Bank as a wholly owned subsidiary of a newly formed stock holding company (collectively, the "Conversion and Reorganization"). The Boards of Directors of the MHC and the Savings Bank believe that the Conversion and Reorganization is in the best interests of the MHC, the members of the MHC, the Savings Bank and its shareholders. As a result of the Conversion and Reorganization, the Savings Bank will be wholly owned by a stock holding company, which is a more common structure and form of ownership than a mutual holding company. The Board of Directors determined that the Plan equitably provides for the interests of Depositors through the granting of subscription rights and the establishment of a liquidation account and that consummation of the Conversion and Reorganization would not adversely impact the shareholders' equity of the Savings Bank.

      The Conversion and Reorganization will provide the Savings Bank with a larger capital base that will enhance its ability to pursue lending and investment opportunities, as well as its opportunities for growth and expansion. The Conversion and Reorganization also will provide a more flexible operating structure, which will enable the Savings Bank to compete more effectively with other financial institutions. Finally, the Conversion and Reorganization has been structured to reunite the accumulated earnings and profits retained by the MHC with the retained earnings of the Savings Bank through a tax-free reorganization.

      Pursuant to the Plan, the Savings Bank will form a new first-tier subsidiary that will be incorporated under state law as a stock corporation ("Holding Company"). The Holding Company will then form an interim state stock savings bank ("B") as a wholly-owned subsidiary. As described in greater detail herein, simultaneously with the conversion of the MHC to an interim state stock savings bank ("A"), the Savings Bank, MHC and Holding Company will undergo a reorganization in which A will merge with and into the Savings Bank, Interim B will merge with and into the Savings Bank, the Holding Company will become the parent company of the Savings Bank, and the Holding Company will issue and sell its Conversion Stock pursuant to this Plan.

      On July 17, 1997, after careful study and consideration, the Boards of Directors of the MHC and the Savings Bank adopted this Plan. The Plan must be approved (i) by the affirmative vote of a majority of the total number of votes eligible to be cast by Depositors at a special meeting to be called for that purpose, (ii) by the holders of at least 2/3 of the shares of Savings Bank Common Stock cast at an annual meeting of the Savings Bank Shareholders, or at a special meeting of the Savings Bank Shareholders called for the purpose of submitting the Plan for approval and (iii) by the holders of a majority of the Public Shareholders. Prior to the submission of the Plan to the Depositors and the Public Shareholders for consideration, the Plan must be approved by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation shall have issued a letter of nonobjection to the Plan.

II.Definitions

 For the purposes of this plan, the following terms have the following meanings:

      A. Acting in Concert: (i) Knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person (as defined herein) who acts in concert with another Person ("other party") shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated.

      B. Associate: When used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Primary Parties or a majority-owned subsidiary of either thereof) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a fiduciary capacity, except that it does not include a Tax-Qualified Employee Stock Benefit Plan and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of either of the Primary Parties or any of their subsidiaries.

      C. Capital Stock: Any and all authorized capital stock of the Savings Bank.

      D.   Conversion and Reorganization:  Collectively,
(i) the conversion of the MHC into an interim state stock savings bank ("Interim A") and the simultaneous merger of Interim A with and into the Savings Bank, with the Savings Bank being the surviving institution; (ii) the merger of an interim state stock savings bank subsidiary of the Holding Company ("Interim B") with and into the Savings Bank, with the Savings Bank being the surviving institution and becoming a wholly owned subsidiary of the Holding Company; (iii) the exchange of shares of Savings Bank Common Stock (other that those held by the MHC which shall be canceled) for shares of Holding Company Common Stock; and
(iv) the issuance of Conversion Stock by the Holding Company as provided for in this Plan.

      E. Conversion Application: The application submitted by the MHC to the Department and the FDIC for approval of the Conversion and Reorganization.

      F. Conversion Stock: Holding Company Common Stock offered and sold by the Holding Company for cash pursuant to this Plan.

      G. Direct Community Offering: The offering for sale of Conversion Stock to the public.

      H.   Dissenting Shares:  Shares of Savings Bank Common
Stock with respect to which the holder exercises the appraisal rights provided under 7 Pa. C.S.A. Section 1609.

      I.   Department:  The Pennsylvania Department of
Banking.

      J. Depositor: Any Person qualified as a member of the MHC pursuant to its charter and bylaws.

      K.   Eligibility Record Date:  June 30, 1996.

      L.   Eligible Account Holder:  Holder of a Qualifying
Deposit on the Eligibility Record Date.

      M.   Exchange Ratio:   The ratio at which shares of
Holding Company Common Stock will be exchanged for shares of Savings Bank Common Stock held by the Public Shareholders upon consummation of the Conversion and Reorganization. The exact rate shall be determined by the MHC and the Savings Bank at the time the Purchase Price (as defined in Section XI.B.) is determined and shall equal the rate that will result in the Public Shareholders owning in the aggregate approximately the same percentage of Holding Company Common Stock to be outstanding upon completion of the Conversion as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion, before giving effect to
(i) the payment of cash in lieu of issuing fractional shares of Holding Company Common Stock, and (ii) any shares of Conversion Stock purchased by Public Shareholders or any Tax-Qualified Employee Stock Benefit Plans.

      N. Exchange Stock: Holding Company Common Stock issued to the Public Shareholders in exchange for Savings Bank
Common Stock.

      O.   FDIC:  Federal Deposit insurance Corporation.

      P.   FRB:  The Board of Governors of the Federal
Reserve System.

      Q. FRB Application: The application submitted to the FRB on FRB Form FR Y-1, for approval of the Holding Company acquisition of all of the Capital Stock.

      R. Holding Company: The corporation to be formed by the Savings Bank under state law initially as a first tier, wholly owned subsidiary of the Savings Bank. Upon completion of the Conversion, the Holding Company shall hold all of the outstanding Capital Stock.

      S. Holding Company Common Stock: The common stock, no par value per share, of the Holding Company.

      T. Interim A: "PSB Interim "A" Savings Bank," which will be the interim state stock savings bank resulting from the conversion of the MHC to stock form immediately prior to its merger into the Savings Bank.

      U. Interim B: "PSB Interim "B" Savings Bank," which will be formed as a wholly-owned interim state stock savings bank subsidiary of the Holding Company, which will merge with and into the Savings Bank immediately after the merger of Interim A into the Savings Bank.

      V.   Local Community:  Philadelphia and Montgomery
Counties of the Commonwealth of Pennsylvania.

      W. Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations on a recognized inter-dealer quotation system or furnishes bona fide competitive bid and offer quotations on request and (ii) is ready, willing and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

      X. Meeting of Shareholders: The meeting of the shareholders of the Savings Bank, and any adjournments thereof, to be called and held for the purpose of submitting the Plan for their approval. Such meeting may either be an annual or special meeting.

      Y.   MHC:  PSB Mutual Holding Company.

      Z.   Offerings:  Collectively, the Subscription
Offering, Direct Community Offering and Syndicated Community
Offering.

      AA. Officer: An executive officer of any or all of the Primary Parties, which includes the Chairman, the President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Controller, and any Person performing functions similar to those performed by the foregoing persons.

      AA.  Order Form(s):  Form(s) to be used to purchase
Conversion Stock sent to Eligible Account Holders and other parties eligible to purchase Conversion Stock in the Subscription
Offering.

      BB.  PDS:  The Pennsylvania Department of State.

      CC. Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust
(including Individual Retirement Accounts and Keogh Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

      DD.  Plan:  This Plan of Conversion From Mutual Holding
Company to Stock Holding Company and Agreement and Plan of
Reorganization, as originally adopted by the Boards of Directors of the MHC and the Savings Bank, or as amended in accordance with its terms.

      EE.  Primary Parties:  Collectively, the MHC, the
Savings Bank and the Holding Company.

      FF.  Public Shareholder:  Any Person who owns Savings
Bank Common Stock, other than the MHC, as of the Voting Record
Date.

      GG. Qualifying Deposit: The deposit balance in any Savings Account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable; provided, however, that no Savings Account with a deposit balance of less than $50.00 shall constitute a Qualifying Deposit.

      HH. Registration Statement: The registration statement on SEC Form S-1 or Form SB-2 filed by the Holding
Company with the SEC for the purpose of registering the sale of the Conversion Stock under the Securities Act of 1933, as amended.

      II. Savings Account(s): Withdrawable deposit(s) in the Savings Bank, including certificates of deposit.

      JJ.  Savings Bank:  Pennsylvania Savings Bank.

      KK. Savings Bank Common Stock: The common stock of the Savings Bank, par value $1.00 per share.

      LL.  SEC:  Securities and Exchange Commission.

      MM. Special Meeting of Depositors: The special meeting of the Depositors, and any adjournments thereof, held to consider and vote upon the Plan.

      NN.  Subscription Offering:  The offering of Conversion
Stock to Eligible Account Holders, Tax-Qualified Employee Stock
Benefit Plans and Supplemental Eligible Account Holders under the
Plan.

      OO. Subscription Rights: Nontransferable, non-negotiable, personal rights of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental
Eligible Account Holders to purchase Conversion Stock.

      PP. Supplemental Eligibility Record Date: The last day of the calendar quarter preceding the approval of the Plan by the Department.

      QQ.  Supplemental Eligible Account Holder:  Holder of a
Qualifying Deposit in the Savings Bank (other than an Officer or director of the Savings Bank or their Associates) on the Supplemental Eligibility Record Date.

      RR. Syndicated Community Offering: The offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription
Offering and the Direct Community Offering.

      SS. Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan of the Savings Bank or Holding Company, such as an employee stock ownership plan, bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code. A "non-tax-qualified employee stock benefit plan" is any defined benefit plan or defined contribution plan that is not so qualified.

      TT.  Voting Record Date(s):  The date(s) fixed by the
Boards of Directors of the MHC and the Savings Bank according to Pennsylvania law for determining eligibility to vote at the Meeting of Shareholders.

III.General Procedure for Conversion and Reorganization

      A. Conversion of MHC to a State Stock Savings Bank and Merger of Such Into the Savings Bank. The MHC will convert into an interim stock state savings bank (i.e. "Interim A") and Interim A will simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("MHC Merger"). As a result of the MHC Merger, the Savings Bank Common Stock held by the MHC will be canceled and Eligible Account Holders and Supplemental Eligible Account Holders will be granted ratable interests in a liquidation account, to be established in accordance with the procedures set forth in Section XIV hereof

      B. Merger of a PSB Interim "B" Stock Savings Bank into Savings Bank and Exchange of Shares. Immediately after the MHC Merger, Interim B will merge with and into the Savings Bank, and the separate existence of Interim B will cease ("Savings Bank Merger"). The shares of Holding Company Common Stock held by the Savings Bank will be canceled. The shares of common stock of Interim B held by the Holding Company will be converted on a one-to-one basis, into shares of Savings Bank Common Stock, which will result in the Savings Bank becoming a wholly-owned subsidiary of the Holding Company. The Public Shareholders will exchange their shares of Savings Bank Common Stock for shares of Holding Company Common Stock based upon the Exchange Ratio. In addition, all options to purchase shares of Savings Bank Common Stock that are outstanding immediately prior to consummation of the Conversion and Reorganization shall be converted to options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. Upon consummation of the Conversion and Reorganization, all of the Savings Bank Common Stock will be owned by the Holding Company and the Public Shareholders will own the same percentage of the Holding Company Common Stock as the percentage of the Savings Bank Common Stock owned by them prior to the Conversion and Reorganization, before giving effect to cash paid in lieu of any fractional interests of Savings Bank Common Stock, any shares of Conversion Stock purchased by the Public Shareholders in the Offering or Tax-Qualified Employee Stock Benefit Plans of the Holding Company or Savings Bank thereafter, and any Dissenting Shares. The Holding Company will then sell the Conversion Stock in the Offerings in accordance with this Plan.

      Following consummation of the Conversion and Reorganization, voting rights with respect to the Savings Bank shall be held and exercised exclusively by the Holding Company as holder of the outstanding Savings Bank Common Stock. Voting rights with respect to the Holding Company shall be held and exercised exclusively by holders of the Holding Company Common Stock. As a result of the MHC Merger, the separate existence of the MHC will cease.

IV.Steps Prior to Submission of the Plan to the Savings Bank
 Shareholders for Approval

      Prior to submission of the Plan to the shareholders of the Savings Bank for approval, the Plan must be approved by the Department and the FDIC must issue a letter of nonobjection with respect to the Plan. Prior to such regulatory approvals:

      A. The Boards of Directors of the MHC and the Savings Bank each shall adopt the Plan by a vote of not less than two-thirds of their entire membership at consecutive meetings with the second meeting held upon at least ten days written notice.

      B. The MHC shall publish legal notice of the adoption of the Plan in a newspaper having a general circulation in each community in which the MHC and the Savings Bank maintains an office.

      C.   A press release relating to the proposed
Conversion and Reorganization may be submitted to the local media.

      D. Copies of the Plan as adopted by the Boards of Directors of the MHC and the Savings Bank shall be made available for inspection at each office of the MHC and the Savings Bank.

      E. The Savings Bank shall cause the Holding Company to be incorporated under Pennsylvania law and the Board of Directors of the Holding Company shall concur in the Plan by at least a two-thirds vote.

      F. As soon as practicable following the adoption of this Plan, the MHC shall file the Conversion Application, and the Holding Company shall file the Registration Statement and the FRB Application. In addition, an application to merge the MHC (following its conversion into an interim stock savings bank) and the Savings Bank and an application to merge Interim B and the Savings Bank shall both be filed with the Department and the FDIC. Upon filing the Conversion Application, the MHC shall publish legal notice thereof in a newspaper having a general circulation in each community in which the MHC and the Savings Bank maintains an office and/or by mailing a letter to each Depositor, and also shall publish such other notices of the Conversion and Reorganization as may be required in connection with the FRB Application and by the regulations and policies of the Department and the FDIC.

      G. The MHC and the Savings Bank shall obtain an opinion of their tax advisors or a favorable ruling from the U.S. Internal Revenue Service that shall state that the Conversion and Reorganization shall not result in any gain or loss for federal income tax purposes to the Primary Parties or to Eligible Account Holders and Supplemental Eligible Account Holders. Receipt of a favorable opinion or ruling is a condition precedent to completion of the Conversion and Reorganization.

V.Special Meeting of Depositors

      Subsequent to the later of approval of the Plan by the Department and receipt of a letter of nonobjection from the FDIC, the Special Meeting shall be scheduled. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the MHC shall distribute proxy solicitation materials to all Depositors and beneficial owners of accounts held in fiduciary capacities where the beneficial owners possess voting rights, as of the Voting Record Date. The proxy solicitation materials shall include a copy of the proxy statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or a prospectus ("Prospectus") as provided in Section VII below. The MHC shall also advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Conversion and Reorganization and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he or she wishes to receive a Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

      An affirmative vote of not less than a majority of the total outstanding votes of the Depositors is required for approval of the Plan. Voting may be in person or by proxy at the Special Meeting of Depositors. The Department shall be notified promptly of the actions of the Depositors at the Special Meeting of Depositors.

VI.Meeting of Shareholders

      Subsequent to the later of approval of the Plan by the Department and receipt of a letter of nonobjection from the FDIC, the Meeting of Shareholders shall be scheduled in accordance with the Savings Bank's Bylaws at which the Plan will be considered for approval. Promptly after receipt of approval and at least
20 days but not more than 45 days prior to such meeting, the Savings Bank shall distribute proxy solicitation materials to Savings Bank shareholders and beneficial owners of Savings Bank Common Stock held in fiduciary capacities where the beneficial owners possess voting rights, as of the Voting Record Date. The proxy solicitation materials shall include a copy of the proxy statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or a Prospectus as provided in Paragraph VII below. The Savings Bank shall also advise each holder of Savings Bank Common Stock entitled to vote at the meeting of the proposed Conversion and Reorganization and the scheduled meeting, and provide a postage prepaid card on which to indicate whether he or she wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

      An affirmative vote of not less than 2/3 of the total votes cast by the shareholders of the Savings Bank at the Meeting of Shareholders is required for approval of the Plan. Additionally, the affirmative vote of a majority of the Public Shareholders as of the Voting Record Date is required for approval of the Plan. Voting may be in person or by proxy at the Meeting of Shareholders. The Department shall be notified promptly of the actions of the shareholders of the Savings Bank at the Meeting of Shareholders.

VII.Summary Proxy Statements

      The Proxy Statements furnished to Depositors and to shareholders of the Savings Bank may be in summary form; provided that a statement is made in bold-face type that a more detailed description of the proposed transaction may be obtained by returning an enclosed postage prepaid card or other written communication requesting supplemental information. Without prior approval of the Department, the Special Meeting of Depositors and the Meeting of Shareholders shall not be held less than 20 days after the last day on which the supplemental information statement is mailed to requesting Depositors or requesting shareholders of the Savings Bank. The supplemental information statement may be combined with the Prospectus if the Subscription Offering is commenced concurrently with or during the proxy solicitation of Depositors for the Special Meeting of Depositors or the Meeting of Shareholders.

VIII.  Offering Documents

      The Holding Company may commence the Subscription
Offering and, provided that the Subscription Offering has commenced, may commence the Direct Community Offering concurrently with or during the proxy solicitation relating to the Special Meeting of Depositors and the Meeting of Shareholders. The Holding Company may close the Subscription Offering before such meetings, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan at the Special Meeting of Depositors and at the Meeting of Shareholders. The MHC's and the Savings Bank's proxy solicitation materials may require Eligible Account Holders, Supplemental Eligible Account Holders and the Savings Bank Shareholders to return to the Savings Bank by a reasonable date certain a postage prepaid card or other written communication requesting receipt of a Prospectus with respect to the Subscription Offering, provided that if the Prospectus is not mailed concurrently with the proxy solicitation materials, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing of the proxy solicitation materials.
If the Subscription Offering is not commenced within 45 days after the Special Meeting, the Savings Bank may transmit, not more that 30 days prior to the commencement of the Subscription Offering, to each Eligible Account Holder, Supplemental Eligible Account Holder and other eligible subscribers who had been furnished with proxy solicitation materials a notice that shall state that the Savings Bank is not required to furnish a Prospectus to them unless they return by a reasonable date certain a postage prepaid card or other written communication requesting the receipt of the Prospectus.

      Prior to commencement of the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering, the Holding Company shall file the Registration Statement. The Holding Company shall not distribute the final Prospectus until the Registration Statement containing same has been declared effective by the SEC.

IX.Combined Subscription and Direct Community Offering

      Instead of a separate Subscription Offering, all Subscription Rights may be exercised by delivery of properly completed and executed Order Forms to the Savings Bank or selling group utilized in connection with the Direct Community Offering and the Syndicated Community Offering. If a separate Subscription Offering is not held, orders for Conversion Stock in the Direct Community Offering shall first be filled pursuant to the priorities and limitations stated in Paragraph XI.C. below.

X.Consummation of the Conversion and Reorganization

      The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Merger with the PDS with respect to the MHC Merger, (ii) the filing of Articles of Merger with the PDS with respect to the Savings Bank Merger and
(iii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Merger relating to the MHC Merger and the Savings Bank Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Depositor approval and approval of the shareholders of the Savings Bank have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Merger, the Savings Bank Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

      After the Conversion and Reorganization, the Savings
Bank will succeed to all the rights, interests, duties and obligations of the Savings Bank before the Conversion and Reorganization, including but not limited to all rights and interests of the Savings Bank in and to its assets and properties, whether real, personal or mixed. The Savings Bank will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the FDIC to the extent provided by applicable law.

XI.Conversion Stock Offering

 A.   Number of Shares

      The number of shares of Conversion Stock to be offered pursuant to the Plan shall be determined initially by the Boards of Directors of the Primary Parties in conjunction with the determination of the Purchase Price (as defined in Section XI.B. below). The number of shares to be offered may be subsequently adjusted by the Boards of Directors of the Primary Parties prior to completion of the Offerings.

 B.   Independent Evaluation and Purchase Price of Conversion
Stock

      All shares of Conversion Stock sold in the Conversion and Reorganization, including shares sold in any Direct Community Offering, shall be sold at a uniform price per share, referred to herein as the "Purchase Price." The Purchase Price shall be determined by the Boards of Directors of the Primary Parties immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the MHC, as converted, and the Savings Bank at such time. Such estimated pro forma market value shall be determined for such purpose by an independent appraiser on the basis of such appropriate factors as deemed relevant by the appraiser and that are not inconsistent with Pennsylvania law and the regulations of the FDIC. Immediately prior to the Subscription Offering, an aggregate subscription price range shall be established which shall vary from 15% above to 15% below the average of the minimum and maximum of the estimated price range. The subscription price (i.e., the per share amount to be remitted when subscribing for shares of Conversion Stock) shall then be determined by the Boards of Directors of the Primary Parties. The subscription price and the number of shares to be offered may be revised after the completion of the Subscription Offering with Department and FDIC approval without a resolicitation of proxies or Order Forms or both.

 C.   Method of Offering Shares

      Subscription Rights shall be issued at no cost to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to priorities established by this Plan. In order to effect the Conversion and Reorganization, all shares of Conversion Stock proposed to be issued in connection with the Conversion and Reorganization must be sold and, to the extent that shares are available, no subscriber shall be allowed to purchase less than 25 shares; provided, however, that if the Purchase Price is greater that $20.00 per share, the minimum number of shares that must be subscribed for shall be adjusted so that the aggregate actual purchase price required to be paid for such minimum number of shares does not exceed $500.00. The priorities established for the purchase of shares are as follows:

      1.  Category 1:  Eligible Account Holders

           a. Each Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Eligible Account Holder to purchase that number of shares of Conversion Stock that is equal to the greater of the maximum purchase limitation established for the Direct Community Offering, one-tenth of one percent of the total offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders.

           b.   If the allocation made in paragraph a.
 results in an oversubscription, shares of Conversion Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation equal to 100 shares of Conversion Stock or the total amount of his subscription, whichever is less. Any shares of Conversion Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all Eligible Account Holders.

           c. Subscription Rights received by Officers and directors of the Primary Parties and their Associates, as Eligible Account Holders, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights pursuant to this Category.

      2.  Category 2:  Tax-Qualified Employee Stock Benefit
Plans

           a. Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, nontransferable Subscription Rights to purchase in the aggregate up to 8% of the Conversion Stock, including shares of Conversion Stock to be issued in the Conversion and Reorganization as result of an increase in the estimated price range after commencement of the Subscription Offering and prior to the completion of the Conversion and Reorganization. The Subscription Rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that in the event the number of shares offered in the Conversion and Reorganization is increased to an amount greater that the maximum of the estimated price range as set forth in the Prospectus ("Maximum Shares"), the Tax-Qualified Employee Stock Benefit Plans shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the Conversion Stock. Tax-Qualified Employee Stock Benefit Plans may use funds contributed by or borrowed from the Holding Company or the Savings Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Savings Bank to fail to meet any applicable capital requirements.

      3.  Category 3:  Supplemental Eligible Account Holders

           a. In the event that the Eligibility Record Date is more that 15 months prior to the date of the latest amendment to the Conversion Application filed prior to the later of Department approval or receipt of a letter of nonobjection from the FDIC then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Conversion Stock that is equal to the greater of the maximum purchase limitation established for the Direct Community Offering, one-tenth of one percent of the total offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders.

           b. Subscription Rights received pursuant to this category shall be subordinated to Subscription Rights granted to Eligible Account Holders and Tax-Qualified
 Employee Stock Benefit Plans.

           c. Any Subscription Rights to purchase shares of Conversion Stock received by an Eligible Account Holder in accordance with Category 1 shall reduce to the extent thereof the Subscription Rights to be distributed pursuant to this Category.

           d. In the event of an oversubscription for shares of Conversion Stock pursuant to this Category, shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Category Number 1) equal to 100 shares of Conversion Stock or the total amount of his or her subscription, whichever is less. Any shares of Conversion Stock not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.


 D.   Direct Community Offering and Syndicated Community
Offering

      1. Any shares of Conversion Stock not purchased through the exercise of Subscription Rights set forth in Category Nos. 1 through 3 above may be sold by the Holding Company to Persons under such terms and conditions as may be established by the Holding Boards of Directors of the Primary Parties with the concurrence of the Department and the FDIC. The Direct Community Offering may commence concurrently with or as soon as possible after the completion of the Subscription Offering and must be completed within 45 days after completion of the Subscription Offering, unless extended with the approval of the Department and the FDIC. No Person may purchase in the Direct Community Offering more that 1% of the shares of Conversion Stock issued in the Conversion and Reorganization. No Person, together with Associates of or Persons Acting in Concert with such Person, may purchase in the Direct Community Offering more than 2% of the shares of Conversion Stock issued in the Conversion and Reorganization. The right to purchase shares of Conversion Stock under this Category is subject to the right of the Savings Bank or the Holding Company to accept or reject such subscriptions in whole or in part. In the event of an oversubscription for shares in this Category, the shares available shall be allocated among prospective purchasers pro rata on the basis of the amounts of their respective orders. The offering price for which such shares are sold to the general public in the Direct Community Offering shall be the Purchase Price.

      2. Orders received in the Direct Community Offering first shall be filled up to a maximum of 2% of the Conversion
Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

      3.  The Conversion Stock offered in the Direct
Community Offering shall be offered and sold in a manner that will achieve the widest distribution thereof. Preference shall be given in the Direct Community Offering first to the Public Shareholders (who are not Eligible Account Holders or Supplemental Eligible Account Holders) and then to natural Persons and trusts of natural Persons residing in the Local Community.

      4. Subject to such terms, conditions and procedures as may be determined by the Savings Bank and the Holding Company, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Direct Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than 1% of the shares of Conversion Stock issued in the Conversion and Reorganization. No Person, together with Associates of or Persons Acting in Concert with such Person, may purchase in the Syndicated Community Offering more that 2% of the shares of Conversion Stock issued in the Conversion and Reorganization. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Savings Bank and the Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The Savings Bank and the Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Direct Community Offering, provided that the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Savings Bank and the Holding Company with the approval of the Department and the FDIC.

      5. If for any reason a Syndicated Community Offering of shares of Conversion Stock not sold in the Subscription Offering and the Direct Community Offering cannot be effected or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Direct Community Offering or Syndicated Community Offering, the Savings Bank and the Holding Company shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the Department and the FDIC.

      6.  In the event a Direct Community Offering or
Syndicated Community Offering do not appear feasible, the Savings Bank and the Holding Company will immediately consult with the Department and the FDIC to determine the most viable alternative available to effect the completion of the Conversion. Should no viable alternative exist, the Savings Bank may terminate the Conversion with the concurrence of the Department and the FDIC.

 E.   Limitations Upon Purchases

      The following additional limitations and exceptions shall be imposed upon purchases of shares of Conversion Stock:

           1. The maximum number of shares of Conversion Stock that may be subscribed for or purchased in all categories in the Conversion and Reorganization by any Person, when combined with any Exchange Stock received, shall not exceed 1% of the Conversion Stock issued, except for the Tax-Qualified Employee Stock Benefit Plans that may subscribe for up to 8% of the Conversion Stock issued in addition to any Exchange Stock to which it may be entitled.

           2. The maximum number of shares of Conversion Stock that may be subscribed for or purchased in all categories in the Conversion and Reorganization by any Person together with any Associate or any group of Persons Acting in Concert, when combined with any Exchange Stock received, shall not exceed 2% of the Conversion Stock issued, except for the Tax-Qualified Employee Stock Benefit Plans that may subscribe for up to 8% of the Conversion Stock issued in addition to any Exchange Stock to which it may be entitled.

           3. Officers and directors of the Primary Parties and Associates thereof may not purchase in the aggregate more than 33% of the shares issued in the Conversion and Reorganization, including any Exchange Stock received.

           4. The Boards of Directors of the Primary Parties will not be deemed to be Associates or a group of Persons
 Acting in Concert with other directors or trustees solely as a result of membership on the Board of Directors.

           5.  The Boards of Directors of the Primary
 Parties, with the approval of the Department and the FDIC and without further approval of Depositors or shareholders of the Savings Bank, may, as a result of market conditions and other factors, increase or decrease the purchase limitation in Section XI.D. or the number of shares of Conversion Stock to be sold in the Conversion and Reorganization. If the Primary Parties increases the maximum purchase limitations or the number of shares of Conversion Stock to be sold in the Conversion and Reorganization, the Primary Parties are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Primary Parties, resolicit certain other large subscribers. If the Primary Parties decrease the maximum purchase limitations or the number of shares of Conversion Stock to be sold in the Conversion and Reorganization, the orders of any Person who subscribed for the maximum purchase amount shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

      Notwithstanding anything to the contrary contained in this Plan, Public Shareholders will not be required to sell or divest any Holding Company Common Stock or be limited in receiving Exchange Stock even if their percentage ownership of the Savings Bank Common Stock when converted into Exchange Stock would exceed an applicable purchase limitation.

      Each Person purchasing Conversion Stock in the
Conversion and Reorganization shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any Person (including any Associate or group of Persons affiliated or otherwise Acting in Concert with such Person), the Holding Company shall have the right to purchase from such Person at the actual Purchase Price per share all shares acquired by such Person in excess of such purchase limitations or, if such excess shares have been sold by such Person, to receive from such Person the difference between the actual Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such Person. This right of the Holding Company to purchase such excess shares shall be assignable by the Holding Company.

 F.   Restrictions On and Other Characteristics of the
Conversion Stock

      1. Transferability. Conversion Stock purchased by Officers and directors of the Primary Parties shall not be sold or otherwise disposed of for value for a period of one year from the effective date of Conversion and Reorganization, except for any disposition (i) following the death of the original purchaser or (ii) resulting from an exchange of securities in a merger or acquisition approved by the regulatory authorities having jurisdiction.

      The Conversion Stock issued by the Holding Company to such Officers and directors shall bear a legend giving appropriate notice of the one-year holding period restriction.
Said legend shall state as follows:

      "The shares evidenced by this certificate are restricted as to transfer for a period of one year from the date of this certificate.
      These shares may not be transferred prior thereto without a legal opinion of counsel that said transfer is permissible under the provisions of applicable laws and regulations."

      In addition, the Holding Company shall give appropriate instructions to the transfer agent of the Holding Company Common Stock with respect to the foregoing restrictions. Any shares of Holding Company Common Stock subsequently issued as a stock dividend, stock split or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for such Persons as may be then applicable to such restricted stock.

      2.  Subsequent Purchases by Officers and Directors.
Without prior approval of the Department, if applicable, Officers and directors of the Savings Bank and officers and directors of the Holding Company, and their Associates, shall be prohibited for a period of three years following completion of the Conversion and Reorganization from purchasing outstanding shares of Holding Company Common Stock, except from a broker or dealer registered with the SEC. Notwithstanding this restriction, purchases involving more that 1% of the total outstanding shares of Holding Company Stock and purchases made and shares held by a Tax-Qualified or non-Tax-Qualified Employee Stock Benefit Plan that may be attributable to such directors and Officers may be made in negotiated transactions without Department permission or the use of a broker or dealer.

      3. Repurchase and Dividend Rights. For a period of three years following the consummation of the Conversion and Reorganization, any repurchases of Holding Company Stock by the Holding Company from any Person shall be subject to the then applicable rules and regulations and policies of the Department and the FDIC. The Savings Bank may not declare or pay a cash dividend on or repurchase any of its Capital Stock if the result thereof would be to reduce the regulatory capital of the Savings Bank below the amount required for the liquidation account described in Paragraph XIV. Further, any dividend declared or paid on the Capital Stock shall comply with the then applicable rules and regulations of the Department and the FDIC.

      4.  Voting Rights.  After the Conversion and
Reorganization, holders of Savings Accounts in the Savings Bank will not have voting rights in the Savings Bank. Exclusive voting rights with respect to the Holding Company shall be vested in the holders of Holding Company Common Stock; holders of Savings Accounts in the Savings Bank will not have any voting rights in the Holding Company except and to the extent that such Persons become shareholders of the Holding Company, and the Holding Company will have exclusive voting rights with respect to the Capital Stock.

 G.   Mailing of Offering Materials and Collation of
Subscriptions

      The sale of all shares of Conversion Stock offered pursuant to the Plan must be completed within 24 months after approval of the Plan at the Special Meeting of Depositors. After approval of the Plan by the Department and receipt of a letter of nonobjection from the FDIC and the declaration of the effectiveness of the Registration Statement by the SEC, the Holding Company shall distribute Prospectuses and Order Forms for the purchase of shares of Conversion Stock in accordance with the terms of the Plan.

      The recipient of an Order Form shall be provided not less than 20 days nor more that 45 days from the date of mailing, unless extended, to complete, execute and return the Order Form to the Holding Company or the Savings Bank. Self-addressed, postage prepaid, return envelopes shall accompany all Order Forms when they are mailed. Failure of any eligible subscriber to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such eligible subscriber of any rights to purchase shares of Conversion Stock under the Plan.

      The sale of all shares of Conversion Stock proposed to be issued in connection with the Conversion and Reorganization must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Holding Company with the approval of the Department.

 H.   Method of Payment

      Payment for all shares of Conversion Stock may be made in cash, by check or by money order, or if a subscriber has a Savings Account(s), such subscriber may authorize the Savings Bank to charge the subscriber's Savings Account(s). The Savings Bank shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Conversion Stock in the Subscription Offering from the date payment is received until the Conversion and Reorganization is completed or terminated. The Savings Bank is not permitted knowingly to loan funds or otherwise extend any credit to any Person for the purpose of purchasing Conversion Stock.

      If a subscriber authorizes the Savings Bank to charge the subscriber's Savings Account(s), the funds shall remain in the subscriber's Savings Account(s) and shall continue to earn interest, but may not be used by such subscriber until the Conversion and Reorganization is completed or terminated, whichever is earlier. The withdrawal shall be given effect only concurrently with the sale of all shares of Conversion Stock proposed to be sold in the Conversion and Reorganization and only to the extent necessary to satisfy the subscription. The Savings Bank shall allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts held with the Savings Bank without the assessment of early withdrawal penalties, subject to the approval, if necessary, of the applicable regulatory authorities. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance shall earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan.

       Tax-Qualified Employee Stock Benefit Plans may subscribe for shares by submitting an Order Form, along with evidence of a loan commitment from a financial institution or the Holding Company for the purchase of shares, if applicable, during the Subscription Offering and by making payment for the shares on the date of the closing of the Conversion and Reorganization.

 I.   Undelivered, Defective or Late Order Forms;
Insufficient Payment

      If an Order Form (i) is not delivered and is returned to the Holding Company or the Savings Bank by the United States Postal Service (or the Holding Company or Savings Bank is unable to locate the addressee); (ii) is not returned to the Holding Company or Savings Bank, or is returned to the Holding Company or Savings Bank after expiration of the date specified thereon;
(iii) is defectively completed or executed or (iv) is not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers' Savings Accounts are insufficient to cover the authorized withdrawal for the required payment), the Subscription Rights of the Person to whom such rights have been granted shall not be honored and shall be treated as though such Person failed to return the completed Order Form within the time period specified therein. Alternatively, the Holding Company or Savings Bank may, but shall not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the shares of Conversion Stock subscribed for by such date as the Holding Company or Savings Bank may specify. Subscription orders, once tendered, shall not be revocable. The Holding Company's and Savings Bank's interpretation of the terms and conditions of the Plan and of the Order Forms shall be final.

 J.   Depositors in Non-Qualified States or in Foreign
Countries

      The Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; or
(ii) the Primary Parties determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Primary Parties or their officers or directors register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualified the Subscription Rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small relative to other states, the Primary Parties will base their decision as to whether or not to offer the Conversion Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

XII.  Post Conversion and Reorganization Filing and Market Making

      In connection with the Conversion and Reorganization, the Holding Company shall register the Conversion Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such Conversion Stock for a period of three years there.

      The Holding Company shall use its best efforts to encourage and assist Market Makers to establish and maintain a market for the shares of Holding Company Common Stock. The
Holding Company shall also use its best efforts to list its stock on The Nasdaq Stock Market or on a national or regional securities exchange.

XIII.  Status of Savings Accounts and Loans Subsequent to
   Conversion and Reorganization

      All Savings Accounts shall retain the same status after Conversion and Reorganization as these accounts had prior to Conversion and Reorganization. Each Savings Account holder shall retain, without payment, a withdrawable savings Account(s) after the Conversion and Reorganization, equal in amount to the withdrawable value of such holder's Savings Account(s) prior to Conversion and Reorganization. All Savings Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage. All loans granted by the Savings Bank shall retain the same status after the Conversion and Reorganization as they had prior to the Conversion and Reorganization.

XIV.  Liquidation Account

      After the Conversion and Reorganization, holders of Savings Accounts shall not be entitled to share in any residual assets in the event of liquidation of the Savings Bank. However, the Savings Bank shall, at the time of the Conversion and Reorganization, establish a liquidation account in an amount equal to the amount of dividends with respect to the Savings Bank Common Stock waived by the MHC, if any, plus the greater of
(i) the Savings Bank's total retained earnings as of the date of the latest statement of financial condition contained in the offering circular used in connection with the Savings Bank's reorganization as a majority owned subsidiary of the MHC, or
(ii) 51.5% of the Savings Bank's total shareholders' equity as of the date of the latest statement of financial condition contained in the final Prospectus used in connection with the Conversion and Reorganization. The function of the liquidation account shall be to establish a priority on liquidation and, except as provided in Section XI.F.3. above, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

      The liquidation account shall be maintained by the Savings Bank subsequent to the Conversion and Reorganization for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

      The initial subaccount balance for a Savings Account held by an Eligible Account Holder and/or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's Qualifying Deposit in the Savings Account and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

      If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or
(ii) the amount of the Qualifying Deposit in such Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.
In the event of a downward adjustment such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

      In the event of a complete liquidation of the Savings
Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another Federally-insured institution in which the Savings Bank is not the surviving institution shall be considered to be a complete liquidation. In any such transaction, the liquidation account shall be assumed by the surviving institution.

XV.  Directors and Officers of the Savings Bank

      The Conversion and Reorganization is not intended to result in any change in the directors or Officers of the Savings Bank. Each Person serving as a director of the Savings Bank at the time of Conversion and Reorganization shall continue to serve as a member of the Savings Bank's Board of Directors, subject to the Savings Bank's Articles of Incorporation and Bylaws. The Persons serving as Officers immediately prior to the Conversion and Reorganization will continue to serve at the discretion of the Board of Directors in their respective capacities as Officers of the Savings Bank. In connection with the Conversion and Reorganization, the Savings Bank and the Holding Company may enter into employment agreements on such terms and with such officers as shall be determined by the Boards of Directors of the Savings Bank and the Holding Company.

XVI.  Executive Compensation

      The Savings Bank and the Holding Company may adopt, subject to any required approvals, executive compensation or other benefit programs, including but not limited to compensation plans involving stock options, stock appreciation rights, restricted stock grants, employee recognition programs and the like.

XVII.  Amendment or Termination of Plan

      If necessary or desirable, the Plan may be amended by a two-thirds vote of the Savings Bank's Board of Directors or the MHC's Board of Directors, at any time prior to the Special Meeting of Depositors and the Meeting of Shareholders. At any time thereafter, the Plan may be amended by a two-thirds vote of the respective Boards of Directors only with the concurrence of the Department and the FDIC. The Plan may be terminated by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting of Depositors or the Meeting of Shareholders, and at any time following such meetings with the concurrence of the Department and the FDIC. In its discretion, the Boards of Directors of the MHC and the Savings Bank may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting of Depositors or Meeting of Shareholders.

      In the event that mandatory new regulations pertaining to conversions are adopted by the Department or the FDIC prior to the completion of the Conversion and Reorganization, the Plan shall be amended to conform to the new mandatory regulations without a resolicitation of proxies or another Special Meeting of Depositors or another Meeting of Shareholders. In the event that new conversion regulations adopted by the Department or the FDIC prior to completion of the Conversion and Reorganization contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting of Depositors or another Meeting of Shareholders.

      By adoption of the Plan, the Depositors and the Savings
Bank shareholders authorize the Boards of Directors of the MHC and the Savings Bank to amend and/or terminate the Plan under the circumstances set forth above.

XVIII.  Expenses of the Conversion and Reorganization

      The Primary Parties shall use their best efforts to assure that expenses incurred in connection with the Conversion and Reorganization shall be reasonable.

                        *   *   *

                                              ANNEX A

               ARTICLES AND PLAN OF MERGER

      This Plan of Merger, dated as of ________________, 1997, is made by and between PSB Mutual Holding Company ("MHC"), a Pennsylvania state-chartered mutual holding company, having its principal place of business at 1835 Market Street, Philadelphia, Pennsylvania 19103, and Pennsylvania Savings Bank ("Savings Bank" or "Surviving Corporation"), a Pennsylvania state-chartered savings bank, having its principal place of business at 1835 Market Street, Philadelphia, Pennsylvania 19103 (collectively, the "Constituent Corporations").

                       WITNESSETH:

      WHEREAS, the MHC and the Savings Bank have adopted a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") pursuant to which (i) the MHC will convert to a Pennsylvania interim stock savings bank and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("MHC Merger"), (ii) the Savings Bank and a newly-formed Pennsylvania interim savings bank will merge, pursuant to which the Savings Bank will become a wholly-owned subsidiary of a newly formed stock corporation ("Holding Company") ("Savings Bank Merger"), and (iii) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion (collectively, the "Conversion and Reorganization"); and

      WHEREAS, the MHC and the Savings Bank desire to provide for the terms and conditions of the MHC Merger,

      NOW, THEREFORE, the MHC and the Savings Bank hereby agree as follows:

      1. EFFECTIVE DATE. The MHC Merger shall become effective on the date specified in the Articles of Merger relating to the MHC Merger filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to 15 Pa. C.S.A.
Section 1928, or any successor thereto ("Effective Date").

      2. THE MHC MERGER AND EFFECT THEREOF. Subject to the terms and conditions set forth herein and the receipt of all regulatory approvals of the Conversion and Reorganization, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, the MHC shall convert from the mutual form to a Pennsylvania interim stock savings bank and simultaneously merge with and into the Savings Bank, which shall be the Surviving Corporation. Upon consummation of the MHC Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the MHC Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the MHC Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the MHC Merger had not occurred.

      3.   CANCELLATION OF SAVINGS BANK COMMON STOCK HELD BY
THE MUTUAL HOLDING COMPANY AND MEMBER INTERESTS; LIQUIDATION
ACCOUNT.

           (a) On the Effective Date: (i) each share of common stock, $1.00 par value per share, of the Savings Bank ("Savings Bank Common Stock") issued and outstanding immediately prior to the Effective Date and held by the MHC shall by virtue of the MHC Merger and without any action on the part of the holder thereof, be canceled, (ii) interests in the MHC of any person, firm or entity who or which qualified as a member of the MHC in accordance with its mutual charter and bylaws prior to the MHC's conversion from mutual to stock form ("Members") shall, by virtue of the MHC Merger and without any action on the part of any Member, be canceled, and (iii) the Savings Bank shall establish a liquidation account on behalf of each member of the MHC as provided for in the Plan of Conversion.

           (b) At or after the Effective Date and prior to the Savings Bank Merger, each certificate or certificates theretofore, evidencing issued and outstanding shares of Savings Bank Common Stock, other that any such certificate or certificates held by the MHC, which shall be canceled, shall continue to represent issued and outstanding shares of Savings Bank Common Stock.

      4.   RIGHTS OF DISSENT AND APPRAISAL.  Holders of the
Savings Bank Common Stock shall have dissenter or appraisal rights in connection with the MHC Merger pursuant to 7 Pa. C.S.A.
Section 1609.

      5.   NAME OF SURVIVING CORPORATION.  The name of the
Surviving Corporation shall be "Pennsylvania Savings Bank."

      6. DIRECTORS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the name of the Surviving Corporation shall be Pennsylvania Savings Bank. The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below. Each such director shall serve which expires at the annual meeting of shareholders of the Surviving Corporation in the year set forth after name, and until a successor is elected and qualified.


 Name                               Term Expires

 James F. Kenney                         1998
 Roseanne Pauciello                      1998
 Thomas J. Finley, Jr.                   1998
 S. Michael Palermo                      1998
 Jane Scarcetti Fumo                     1999
 Alfonso Tumini                          1999
 Leonard A. Green                        1999
 Anthony DiSandro                        1999
 Sylvia M. DiBona                        2000
 James W. Eastwood                       2000
 P. Charles DeRita                       2000
 Vincent J. Fumo                         2000


      The address of each such director is 1835 Market
Street, Philadelphia, Pennsylvania 19103.

      7. OFFICERS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the officers of the Savings Bank immediately prior to the Effective Date shall be the officers of the Surviving Corporation.

      8. OFFICES. Upon the Effective Date, all offices of the Savings Bank shall be offices of the Surviving Corporation. As of the Effective Date, the home office of the Surviving Corporation shall remain at 1835 Market Street, Philadelphia, Pennsylvania 19103.

      9. ARTICLES OF INCORPORATION AND BYLAWS. On and after the Effective Date, the Articles of Incorporation of the Savings Bank as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law, except that the Articles of Incorporation shall be amended to provide for the establishment of a liquidation account in accordance with the Plan of Conversion.

      On and after the Effective Date, the Bylaws of the Savings Bank as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

      10.  SHAREHOLDER AND MHC APPROVALS.

           (a) At a meeting of members of the MHC held on __________, there were ____ votes entitled to be cast, ____ votes cast and ____ votes cast in favor of the Plan and the MHC Merger.

           (b)  At a meeting of shareholders of the Savings
Bank held on __________, there were ____ votes entitled to be cast, ____ votes cast and ____ votes cast in favor of the Plan and the MHC Merger.

      11. ABANDONMENT OF PLAN. This Plan of Merger may be abandoned by either the MHC or the Savings Bank at any time before the Effective Date in the manner set forth in the Plan of Conversion.

      12. AMENDMENTS. This Plan of Merger may be amended in the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Boards of Directors of the Constituent Corporations.

      13. SUCCESSORS. This Agreement shall be binding on the successors of the Constituent Corporations.

      14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the MHC and the Savings Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

                          PSB MUTUAL HOLDING COMPANY

Attest:


_________________________ By:________________________________
Roseanne Pauciello             Anthony DiSandro
Secretary                      President and Chief Executive
                               Officer


                          PENNSYLVANIA SAVINGS BANK

Attest:


_________________________ By:________________________________
Roseanne Pauciello             Anthony DiSandro
Secretary                      President and Chief Executive
                               Officer

                                                   ANNEX B

           ARTICLES AND PLAN OF REORGANIZATION

      This Plan of Reorganization, dated as of _________________, 1997, is made by and among Pennsylvania Savings Bank ("Savings Bank" or the "Surviving Corporation"), a Pennsylvania chartered savings bank and majority owned subsidiary of PSB Mutual Holding Company ("MHC"), a Pennsylvania chartered mutual holding company; PSB Bancorp, Inc., a Pennsylvania corporation ("Holding Company"), organized by the Savings Bank, having its principal place of business at 1835 Market Street, Philadelphia, Pennsylvania 19103; and Pennsylvania Interim "B" Savings Bank ("Interim B"); a to-be-formed interim Pennsylvania stock savings bank.

                       WITNESSETH

      WHEREAS, the Savings Bank has organized the Holding
Company as a first-tier, wholly owned subsidiary for the purpose of becoming the stock holding company of the Savings Bank upon completion of the Conversion and Reorganization as defined in the Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") adopted by the Boards of Directors of the MHC and the Savings Bank; and

      WHEREAS, the MHC owns as of the date hereof 51.5% of the outstanding common stock of the saving Savings Bank, par value $1.00 per share ("Savings Bank Common Stock), will convert to a state-chartered interim stock savings bank and simultaneously merge with and into the Savings Bank pursuant to the Plan of Conversion and the Plan of Merger included as Annex A thereto (the "MHC Merger"), pursuant to which all shares of Savings Bank Common Stock held by the MHC will be canceled; and

      WHEREAS, the formation of a stock holding company by the Savings Bank will be facilitated by causing the Holding Company to become the sole stockholder of a newly-formed interim stock savings bank ("Interim B") and then merge Interim B with and into the Savings Bank, pursuant to which the Savings Bank will reorganize as a wholly-owned subsidiary of the Holding Company ("Reorganization") and, in connection therewith, all outstanding shares of Savings Bank Common Stock will be converted automatically into and become shares of common stock of the Holding Company, no par value per share ("Holding Company Common Stock"); and

      WHEREAS, Interim B is being organized by the officers of the Savings Bank as an interim Pennsylvania stock savings bank with the Holding Company as its sole stockholder in order to effect the Reorganization; and

      WHEREAS, the Savings Bank and Interim B ("Constituent
Corporations") and the Holding Company desire to provide for the terms and conditions of the Reorganization.

      NOW, THEREFORE, the Savings Bank, Interim B and the
Holding Company hereby agree as follows:

      1. EFFECTIVE DATE. The Reorganization shall become effective on the date specified in the articles of merger relating to the Reorganization filed in Office of the Secretary of State of the Commonwealth of Pennsylvania pursuant to 7 Pa. C.S.A. Section 1609 and 15 Pa. C.S.A. Section 1928, or any successors thereto ("Effective Date").

      2. THE MERGER AND EFFECT THEREOF. Subject to the terms and conditions set forth herein and the prior receipt of all required regulatory approvals of the Conversion and the Reorganization, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, Interim B shall merge with and into the Savings Bank, with the Savings Bank as the Surviving Corporation. Upon consummation of the Reorganization, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Savings Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding of which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Reorganization, but may be prosecuted to final judgment order or decree in the same manner as if the Reorganization had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Reorganization had not occurred.

      3.   CONVERSION OF STOCK.

           (a)  On the Effective Date, (i) each share of
Savings Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into the right to receive Holding Company Common Stock based on the Exchange Ratio, as defined in the Plan of Conversion, plus the right to receive cash in lieu of any fractional share interest, as determined in accordance with
Section 3(c) hereof, (ii) each share of common stock, par value $1.00 per share, of Interim B ("Interim B Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into one share of Savings Bank Common Stock, and (ii) each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled. By voting in favor of this Plan of Reorganization, the Holding Company, as the sole shareholder of Interim B, shall have agreed (i) to issue shares of Holding Company Common Stock in accordance with the terms hereof and (ii) to cancel all previously issued and outstanding shares of Holding Company Common Stock upon the effectiveness of the Reorganization.

           (b) On and after the Effective Date, there shall be no registrations of transfers on the stock transfer books of Interim B or the Savings Bank of shares of Interim B Common Stock or Savings Bank Common Stock which were outstanding immediately prior to the Effective Date.

           (c) Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock shall be issued to holders of Savings Bank Common Stock. In lieu thereof, the holder of shares of Savings Bank Common Stock entitled to a fraction of a share of Holding Company Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Holding Company Common Stock by the Purchase Price, as defined in the Plan of Conversion. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      4.   EXCHANGE OF SHARES.

           (a) At or after the Effective Date, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Savings Bank Common Stock, upon surrender of the same to an agent, duly appointed by the Holding Company ("Exchange Agent"), shall be entitled to receive in exchange therefor certificates representing the number full shares of Holding Company Common Stock for which the shares of Savings Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3(a) hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Date evidenced shares of Savings Bank Common Stock, and which is to be exchanged for Holding Company Common Stock as provided in Section 3(a) hereof, a form of letter of transmittal advising such holder of the terms of the exchange effected by the Reorganization and of the procedure for surrendering to the Exchange Agent such certificate in exchange for certificate or certificates evidencing Holding Company Common Stock.

           (b)  No holder of a certificate theretofore
representing shares of Savings Bank Common Stock shall be entitled to receive any dividends in respect of the Holding Company Common Stock into which such shares shall have been converted by virtue of the Reorganization until the certificate representing such shares of Savings Bank Common Stock is surrendered in exchange for certificates representing shares of Holding Company Common Stock. In the event that dividends are declared and paid by the Holding Company in respect of Holding Company Common Stock after the Effective Date but prior to surrender of certificates representing shares of Savings Bank Common Stock, dividends payable in respect of shares of Holding Company Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Savings Bank Common Stock. The Holding Company shall be entitled, after the Effective Date, to treat certificates representing shares of Savings Bank Common Stock as evidencing ownership of the number of full shares of Holding Company Common Stock into which the shares of Savings Bank Common Stock represented by such certificates shall have been converted notwithstanding the failure on the part of the holder thereof to surrender such certificates.

           (c) The Holding Company shall not be obligated to deliver a certificate or certificates representing shares of Holding Company Common Stock to which a holder of Savings Bank Common Stock would otherwise be entitled as a result of the Reorganization until such holder surrenders the certificate or certificates representing the shares of Savings Bank Common Stock for exchange as provided in this Section 4, or, in default thereof, an appropriate Affidavit of Loss and Indemnification Agreement and/or an indemnity bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Holding Company Common Stock is to be issued in a name other than that in which the Certificate evidencing Savings Bank Common Stock surrendered in exchanged therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Holding Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

           (d) If, between the date hereof and the Effective Date, the shares of Savings Bank Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio specified in Section 3(a) hereof shall be adjusted accordingly.

      5. RIGHTS OF DISSENT AND APPRAISAL ABSENT. The holders of shares of Savings Bank Common Stock shall have dissenter and appraisal rights in connection with the Reorganization.

      6.   NAME OF SURVIVING CORPORATION.  The name of the
Surviving Corporation shall be "Pennsylvania Savings Bank."

      7. DIRECTORS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be 12. The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below. Each such director shall serve for the term which expires at the annual meeting of shareholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.


      Name                          Term Expires

      James F. Kenney                    1998
      Roseanne Pauciello                 1998
      Thomas J. Finley, Jr.              1998
      S. Michael Palermo                 1998
      Jane Scarcetti Fumo                1999
      Alfonso Tumini                     1999
      Leonard A.Green                    1999
      Anthony DiSandro                   1999
      Sylvia M. DiBona                   2000
      James W. Eastwood                  2000
      P. Charles DeRita                  2000
      Vincent J. Fumo                    2000

      The address of each such director is 1835 Market
Street, Philadelphia, Pennsylvania 19103.

      8. OFFICERS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the officers of the Savings Bank immediately prior to the Effective Date shall be the officers of the Surviving Corporation.

      9. OFFICES. Upon the Effective Date, all offices of the Savings Bank shall be offices of the Surviving Corporation. As of the Effective Date, the home office of the Surviving Corporation shall remain at 1835 Market Street, Philadelphia, Pennsylvania 19103.

      10. ARTICLES OF INCORPORATION AND BYLAWS. On and after the Effective Date, the Articles of Incorporation and Bylaws of the Savings Bank as in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

      11. SAVINGS ACCOUNTS. Upon the Effective Date, any savings accounts of Interim, without reissue, shall be and become savings accounts of the Surviving Corporation without change in their respective terms, including, without limitation, maturity minimum required balances or withdrawal value.

      12. STOCK COMPENSATION PLANS. By voting in favor of this Agreement, the Holding Company shall have approved adoption of the existing Savings Bank's 1995 Stock Option Plan and the Savings Bank's 1995 Management Recognition Plan (collectively the "Plans") as plans of the Holding Company and shall have agreed to issue Holding Company Common Stock in lieu of Savings Bank Common Stock pursuant to the terms of such Plan. As of the Effective Date, rights outstanding under the Plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock equal to the number of shares of Savings Bank Common Stock that were available thereunder immediately prior to the Effective Date multiplied by the Exchange Ratio and the price of each such right shall be divided by the Exchange Ratio so that the aggregate purchase price of the Holding Company Common Stock evidenced by the right is unaffected but with no change in any other term or condition right. The Holding Company shall make appropriate amendments to the Plans to reflect the adoption of the Holding Company without adverse effect upon the rights outstanding thereunder.

      13.  SHAREHOLDER APPROVAL.

           (a)  At a meeting of shareholders of the Savings
Bank held on __________, there were ____ votes entitled to be cast, ____ votes cast and ____ votes cast in favor of the Plan and this Plan of Reorganization.

           (b) The Holding Company, as the sole holder of the Interim B Common Stock, at a duly convened meeting of its Board of Directors, unanimously approved the Plan and this Plan of Reorganization on behalf of Interim B.

      14. ABANDONMENT OF PLAN. This Plan of Reorganization may be abandoned by either the Savings Bank or Interim B at any time before the Effective Date in the manner set forth in the Plan of Conversion.

      15. AMENDMENTS. This Plan of Reorganization may be amended m the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

      16. SUCCESSORS. This Plan of Reorganization shall be binding on the successors of the parties hereto.

      17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the Parties hereto have cause this Plan of Reorganization to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                          PSB MUTUAL HOLDING COMPANY

Attest:


_________________________ By:________________________________
Roseanne Pauciello             Anthony DiSandro
Secretary                      President and Chief Executive
                               Officer


                          PSB BANCORP, INC.

Attest:


_________________________ By:________________________________
Roseanne Pauciello             Anthony DiSandro
Secretary                      President and Chief Executive
                               Officer


                          INTERIM "B" SAVINGS BANK

Attest:


_________________________ By:________________________________
Roseanne Pauciello             Anthony DiSandro
Corporate Secretary            President and Chief Executive
                               Officer